UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 17, 2004


                               CALPINE CORPORATION
                            (A Delaware Corporation)

                        Commission file number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977

                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01.  OTHER EVENTS

NEWS RELEASE                                             CONTACTS:  408-995-5115
                                   Media Relations:  Katherine Potter, Ext. 1168
                                    Investor Relations:  Karen Bunton, Ext. 1121


            Calpine Announces $360 Million Preferred Equity Offering
                         Relating to its Saltend Project

     (SAN JOSE, CALIF.) Sept. 17, 2004 - Calpine Corporation [NYSE:CPN] today announced that Calpine (Jersey) Limited, a new company being formed as an indirect, wholly owned subsidiary of Calpine, intends to commence an offering of $360 million of two-year Redeemable Preferred Shares. The offering is subject to the receipt of certain regulatory approvals.

     The proceeds of the offering of the Redeemable Preferred Shares will be initially loaned to Calpine's 1,200-megawatt Saltend cogeneration power plant located in Hull, Yorkshire, England, and the payments of principal and interest on such loan will fund payments on the Redeemable Preferred Shares. The net proceeds of the Redeemable Preferred Shares offering will ultimately be used as permitted by the company's indentures.

     The Redeemable Preferred Shares have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The Redeemable Preferred Shares will be offered in a private placement in the United States under Regulation D under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements limit the extent of information that can be provided at this time.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION

                               By:      /s/ Charles B. Clark, Jr.
                               -------------------------------------------------
                                          Charles B. Clark, Jr.
                                Senior Vice President and Corporate Controller,
                                        Chief Accounting Officer

Date: September 21, 2004